Exhibit 99.1

Stratos International Stockholders Approve Proposal to Eliminate Supermajority Provision

CHICAGO, April 5 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), announced the results of its reconvened annual meeting of stockholders held on April 5th. At the reconvened meeting, stockholders approved an amendment to reduce the percentage of stockholders required to amend the Company’s charter and bylaws from 80% to a simple majority. Stockholders had previously elected the Company’s directors and approved four other amendments to the Company’s Restated Certificate of Incorporation at the initial meeting on March 8, 2005 and the first reconvened meeting on March 22, 2005. Following the vote on April 5th, there was no further business and the annual meeting was adjourned.

“We are pleased the stockholders have affirmed our commitment to excellent corporate governance. The adoption of these amendments will allow our company to be more aligned with our stockholders’ interests,” said Andy Harris, Chief Executive Officer.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environment applications. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company is a market leader in several niches including specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

For additional information, contact Jim Tournier, Director of Finance & Investor Relations at (708) 457-2645, or email at jtournier@stratoslightwave.com. Website: http://www.stratoslightwave.com .